Exhibit 99.1

Sterling Financial Corporation of Spokane, Washington, Announces 2008 Earnings Results

  Total Risk-Based Capital Near Record Levels
  Liquidity Position Remains Strong

SPOKANE, Wash.--(BUSINESS WIRE)--January 27, 2009--Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, today released earnings results for the quarter and year ended December 31, 2008. As previously announced, results for the quarter and full year include a non-cash charge of $223.8 million related to the impairment of goodwill and a provision for credit losses of $228.5 million. Sterling determined that the value of its goodwill had become impaired based on a number of factors including the sustained and protracted decline in its stock price and market capitalization, similar in magnitude to other publicly traded financial institutions. The increase in provision relates to worsening economic conditions, the continued stress on real estate values, increasing levels of both classified and non-performing assets, as well as the recognition of higher net charge-offs and the requirement for additional allowances for credit losses caused by a change in determining the fair market value of impaired loans.

Based on the results of operations, Sterling's executive management team and certain members of Sterling's senior management team will not be receiving cash bonus compensation for 2008. Sterling also has enhanced its capital position by raising $303 million in proceeds through its participation in the U.S. Treasury Capital Purchase Program. As a result, Sterling ended the year well capitalized with a risk-based capital ratio of 13.0%, representing one of the highest in its history, and is expected to be able to continue lending to the communities that it serves as well as continue absorbing elevated credit costs.

Core earnings for the fourth quarter of 2008 were a net loss of $132.5 million, or $2.56 per share. Core earnings exclude goodwill impairment charges, merger and acquisition costs, net securities gains or losses, and other nonrecurring costs, net of related income taxes. On a reported basis, Sterling recorded a net loss of $356.3 million, or $6.87 per share, for the fourth quarter of 2008, compared with net earnings of $16.9 million, or $0.33 per share, for the fourth quarter of 2007. For the year ended December 31, 2008, core earnings were a net loss of $113.1 million, or $2.19 per share. On a reported basis, Sterling had a net loss of $336.7 million, or $6.51 per share, for the year ended December 31, 2008, compared with net earnings of $93.3 million, or $1.86 per share for the year ended December 31, 2007.

"During the fourth quarter of 2008, we witnessed acceleration in the slowdown of the economy, which caused higher levels of credit stress among our borrowers and an elevation in the level of both our non-performing and classified assets. We, therefore, modified our approach in determining the fair market value of loans identified as impaired. The weakening economy, the increased charge-offs and declines in real estate appraisal values led to the higher level of credit provisioning in the quarter," stated Harold B. Gilkey, chairman and chief executive officer.

Capital Enhancement Measures

"Throughout the year, Sterling has taken steps to enhance and preserve its capital base and protect customer deposits. As a result, Sterling remains well capitalized. We continue to be committed to safe, sound and secure banking practices," stated Mr. Gilkey. Sterling ended the fiscal year of December 31, 2008, with a total risk-based capital ratio of 13.0%, representing one of the strongest capital ratios that Sterling has had since it commenced operations in 1983.

Sterling's capital reserves and deposit base have benefited from the following measures.

  In January 2009, Sterling suspended payment of its quarterly cash dividends on its common shares until economic conditions improve. On an annualized basis, the suspension of the cash dividend is expected to enable Sterling to retain approximately $21 million in its capital base for reserve and lending purposes.
  In December 2008, Sterling strengthened its capital position by raising $303 million through the sale of preferred shares and related warrants to the U.S. Department of Treasury as part of the Treasury's Capital Purchase Program.
  In November 2008, Sterling took steps to enhance protection of customer deposits through its participation in the Federal Deposit Insurance Corporation's (FDIC's) voluntary expanded insurance program, which provides, without charge to depositors, full guarantee on all non-interest bearing transaction accounts held by any depositor, regardless of dollar amount.
  In October 2008, the basic limit on federal deposit insurance coverage of interest bearing transaction accounts increased from $100,000 to $250,000 per depositor under the Emergency Economic Stabilization Act.

2008 Highlights

(for the year ended December 31, 2008, compared with December 31, 2007)

  Capital ratios remain above "well-capitalized" levels at 13.0%.
  Available liquidity remains strong at $3.2 billion.
  Tangible book value per common share was $11.41.
  Ratio of tangible shareholders' equity to tangible assets improved to 7.07% from 6.01%.
  Total assets were $12.79 billion.
  Total loans receivable were $8.81 billion.
  Total deposits increased 9% to a record $8.35 billion.

Operating Results

Net Interest Income

Sterling's net interest income was $83.3 million for the quarter ended December 31, 2008, compared with $92.0 million for the fourth quarter of 2007. Reversal of $10.4 million in accrued interest income on non-performing loans lowered fourth-quarter net interest margin by 35 basis points. In contrast, reversal of accrued interest on non-performing loans for the fourth quarter of 2007 amounted to $2.6 million and lowered net interest margin by 9 basis points. Sterling's net interest margin on a tax equivalent basis for the quarter was 2.80%, compared with 3.34% in the fourth quarter of 2007, representing a 54-basis-point decline. The primary driver for net interest margin compression was increased levels of non-performing assets. Sterling's asset sensitivity also contributed to net margin compression on a year-over-year basis. During the fourth quarter of 2008, the Federal Reserve adjusted the federal funds rate downward three times for a cumulative adjustment between 175 and 200 basis points.

Net interest income for the year ended December 31, 2008, increased 1% to $359.6 million from $355.4 million over the year ended December 31, 2007. Net interest margin on a tax equivalent basis for the twelve-month period was 3.08% in 2008, compared with 3.42% for the same period a year ago. Sterling's higher levels of non-performing assets and asset sensitivity were also the reasons for the decline in net interest margin for the full year of 2008 over the full year of 2007. Reversal of $28.6 million in accrued interest income on non-performing loans lowered full-year net interest margin by 24 basis points compared with a decline of 4 basis points, or $4.3 million, for the comparable period in 2007. Since mid-September 2007, the cumulative downward adjustment in the federal funds rate is between 400 and 425 basis points.

Non-Interest Income

Non-interest income primarily includes fees and service charges income, mortgage banking operations and other items such as bank-owned life insurance, loan servicing fees and real estate owned (REO) operations. Reflecting updated appraisals of REO, Sterling recognized a write-down within REO operations of $17.5 million during the fourth quarter of 2008 and $17.6 million for the full year of 2008. Consequently, non-interest income was $2.4 million for the quarter ended December 31, 2008, compared with $21.0 million for the quarter ended December 31, 2007. Excluding this write-down, non-interest income was $19.9 million. For the full year of 2008, non-interest income was $72.1 million, compared with $93.5 million for the full year of 2007. Without the write-down of $17.6 million to REO, full-year non-interest income was $89.7 million.

For the year ended December 31, 2008, fees and service charges income contributed $59.9 million to non-interest income and rose 7% from $56.0 million for the year ended December 31, 2007. In the fourth quarter of 2008, fees and service charges income was $14.4 million, compared with $15.1 million in the fourth quarter of 2007. The year-to-date increase in fees and service charges income reflects higher analyzed account fees, loan-related fees, transaction fees, and fees from Sterling's Balance Shield program. The total number of transaction accounts at year-end 2008 was up 1% annually. The comparable fourth-quarter decline in fees and service charges income reflects lower fee income associated with the Balance Shield program as well as lower commissions from Sterling's Wealth Management group.

Mortgage banking operations income in the fourth quarter of 2008 rose to $6.8 million from $6.7 million in the fourth quarter of 2007. For the fourth quarter of 2008, total residential mortgage originations were $341.0 million, with loan sales of $314.9 million, compared with originations of $323.3 million and loan sales of $254.1 million in the fourth quarter of 2007. "Our residential mortgage subsidiary, Golf Savings Bank, experienced a healthy annual increase in gain on loan sales during the quarter thanks to improving profitability. Reflecting the low levels of mortgage rates during the quarter, Golf experienced a sizable increase in the volume of residential mortgage applications," commented Mr. Gilkey.

For the full year, mortgage banking operations contributed $27.7 million to non-interest income, compared with $32.6 million in the prior year. For 2008, total residential mortgage originations were $1.46 billion, with loan sales of $1.32 billion, compared with originations of $1.49 billion and loan sales of $1.29 billion in 2007. For the twelve-month period of 2008, mortgage banking income reflects a decrease in brokered fee income and lower gains on non-residential loan sales.

Non-Interest Expenses

Non-interest expenses, before the recognition of a non-cash charge for goodwill impairment, were $69.7 million for the fourth quarter of 2008, compared with $75.9 million for the fourth quarter of 2007, and $71.5 million for the third quarter of 2008. During the quarter, the number of full-time equivalent employees decreased by 42 to 2,481. ''Sterling continues to make progress in improving its cost structure by controlling expenses and increasing operating efficiency. Our ratio of non-interest expense to total average assets, before the charge for goodwill impairment, was 2.17% this quarter versus 2.52% in the year-ago quarter," Mr. Gilkey said. Sterling recognized a non-cash impairment charge to its goodwill of $223.8 million in the fourth quarter of 2008. Including this item, total non-interest expenses were $293.4 million.

For the year ended December 31, 2008, non-interest expenses, before the charge for goodwill impairment, were essentially unchanged at $285.7 million, compared with $285.5 million for the year ended December 31, 2007. Sterling managed to keep full-year, non-interest expenses unchanged despite overall company growth and increases in FDIC deposit insurance premiums by improving operating efficiencies, maintaining tight control of overhead expenses and reversing executive bonus compensation that had been accrued for 2008. The number of full-time equivalent employees at year end decreased by 90 to 2,481 from 2,571 at the end of 2007. Including the charge for goodwill impairment, total non-interest expenses for the year ended December 31, 2008 were $509.5 million.

Lending

At December 31, 2008, Sterling's loans receivables were $8.81 billion, compared with $9.07 billion at the end of the third quarter of 2008, and $8.95 billion at December 31, 2007. The contraction in Sterling's loan portfolio reflects management's strategic decision to lower the amount of residential construction in its asset mix. At the end of 2008, residential construction represented 16% of Sterling's loan portfolio compared with 21% at the end of 2007.

Lending results for the fourth quarter and full year of 2008 reflect a slowing economy and less demand for credit. For the fourth quarter of 2008, loan originations were $719.9 million, representing a 5% decrease from $759.5 million for the third quarter of 2008, and a 35% decrease from $1.12 billion for the fourth quarter of 2007. In the fourth quarter of 2008, construction originations were $82.4 million, or 15% lower than the third quarter of 2008, and 76% lower than the fourth quarter of 2007. Excluding construction, total originations were 4% lower than the preceding quarter and 18% lower than the fourth quarter of 2007.

On a full-year basis, loan originations were $3.62 billion, down from $5.48 billion in 2007, representing a decline of 34%. Construction originations, which include both residential and commercial construction, were reduced to $602.1 million during 2008 from $2.19 billion during 2007. Excluding construction, total originations were down 8% year over year to $3.02 billion from $3.29 billion.

Credit Quality

In the fourth quarter of 2008, Sterling recorded a $228.5 million provision for credit losses, compared with $37.0 million for the linked quarter and $13.0 million for the same period a year ago. This provision stems from higher levels of classified assets, which include non-performing loans and REO; it reflects significant declines in appraisal values of real estate and the implementation of a modified methodology to determine the fair value on impaired loans. As of December 31, 2008, classified assets were $984.9 million, compared with $671.5 million at September 30, 2008, and $234.3 million at December 31, 2007. Construction assets, including residential and commercial, comprise approximately three quarters of Sterling's classified assets.

At December 31, 2008, non-performing assets totaled $610.7 million, compared with $436.7 million at September 30, 2008, and $135.2 million at December 31, 2007. During the quarter, Sterling had net reductions on non-performing loans, including pay-offs, charge-offs and amounts transferred to REO, of approximately $149.9 million. Of this amount, loans transferred to REO represented approximately $43.1 million. At year end, REO, which is included in non-performing assets, was $79.9 million, compared with $55.0 million in the linked quarter and $11.1 million in the fourth quarter of 2007. Managing real estate owned property is a key part of the process of resolving non-performing assets, in which the bank gains control of problem assets and then proceeds to dispose of them in an orderly fashion. During the fourth quarter, Sterling recognized a charge of $17.5 million to write-down further the value of real estate owned to fair market value; this charge is included as a component of non-interest income in Sterling's consolidated income statement.

Non-performing construction loans, including residential and commercial, were $484.8 million, or 79% of non-performing assets at year-end 2008. Of the $174.0 million increase in non-performing assets in the fourth quarter of 2008, on a linked-quarter basis, residential construction made up $93.6 million, and commercial construction contributed $52.9 million.

Residential construction non-performing assets rose 30% over the linked quarter reflecting: worsening credit trends in the Portland market as the value of residential properties declined; a large borrower in the southern California market entering non-performing status; and, a large project in northern Idaho also entering non-performing status. Despite the increased dollar value of non-performing assets associated with two projects located south of Seattle, the Puget Sound region and other areas in Washington State, on a percentage basis, continue to perform better than Sterling's overall residential construction portfolio. Within the Puget Sound region, most of Sterling's residential construction exposure is to vertical construction, not land.

Commercial construction non-performing assets also reflected an increase over the linked quarter. During the quarter, some of Sterling's commercial construction borrowers, especially in the northern California market, experienced a slowdown in lease-ups, which affected the borrowers’ cash flows and ability to meet debt service requirements.

Reflecting the general slowdown in the economy and ongoing difficulties in housing-related industries, non-performing assets related to commercial and industrial lending (C&I) and residential mortgages also increased. The increase in C&I was primarily related to business customers that work in construction-correlated industries. The increase in the residential portfolio primarily relates to non-owner occupied loans and reflects slower lease-up of rental units.

The accompanying table shows an analysis of Sterling's non-performing assets by loan category and geographic region for the current and prior two quarters.

NON-PERFORMING ASSET ANALYSIS
($ in millions)
	12/31/2008		9/30/2008		6/30/2008
	Amt	% of Gross NPAs	Amt	% of Gross NPAs	Amt	% of Gross NPAs

Residential construction (by location)
Portland	$117.4	19%	$92.6	21%	$46.1	15%
Puget Sound	73.9	12%	38.1	9%	31.0	10%
S. California	67.8	11%	32.3	7%	40.1	13%
Utah	29.6	5%	38.1	9%	36.2	12%
Boise	23.4	4%	41.0	9%	34.9	12%
Bend	22.1	4%	22.8	5%	19.7	6%
Vancouver	14.5	2%	19.7	5%	19.9	7%
Other	61.7	10%	32.2	7%	13.0	4%

Total residential construction	410.4	67%	316.8	72%	240.9	79%

Commercial construction (a)	74.5	12%	21.6	5%	12.3	4%

Other loan categories	125.7	21%	98.3	23%	50.2	17%

Total gross NPAs	$610.6	100%	$436.7	100%	$303.4	100%

Specific reserves	(19.5)		(37.6)		(40.6)

Total net NPAs	$591.1		$399.1		$262.8

(a) Includes multi-family construction.

Sterling has been proactively addressing credit quality issues within its construction portfolios. During the fourth quarter of 2007, Sterling made a strategic decision to reduce its level of residential construction commitments. During the first quarter of 2008, Sterling activated a Residential Construction Special Project Team to identify, manage and resolve credit quality issues. During the third quarter of 2008, Sterling separated its credit administration team into two dedicated teams: one to fix, repair and manage construction assets; and, the other to focus on generating strategic business and consumer assets. "Throughout the year, Sterling's bankers have been working in partnership with our borrowers to help avoid credit defaults and protect the bank from losses. Because of our efforts at early intervention and remediation, we believe our level of classified assets continues to be manageable and will eventually lead to beneficial resolutions," stated Mr. Gilkey.

Sterling modified its methodology in determining the fair value of loans being tested for impairment during the quarter. The fair value is now determined excluding the potential cash flows from certain guarantors. To the extent that these guarantors are able to provide a viable source of repayment, a recovery would be recorded upon receipt.

In addition to the higher provisions recorded during the quarter, in many cases, Sterling re-assessed the accounting for real estate loans treated as collateral dependent. As a result, Sterling now considers any impairment on a collateral-dependent loan to be a confirmed loss and charges off the impairment amount when the impairment is identified, rather than establishing a specific allowance on impaired collateral-dependent loans that would have been charged off when foreclosure was probable. As a result of this change, the allowance for specific impairment was reduced by approximately $163.9 million and is now reflected as part of net charge-offs.

At December 31, 2008, the allowance for credit losses totaled $229.7 million, or 2.55% of total loans, compared with $183.7 million, or 1.99% of total loans, at September 30, 2008, and $117.3 million, or 1.30% of total loans, at December 31, 2007. During the quarter, Sterling recognized total net charge-offs of $182.5 million. For the year, total charge-offs were $221.3 million and the year-to-date ratio of net charge-offs to average loans was 2.37%, compared with 0.08% in the comparable period last year. "Our charge-off experience for the year reflects a significant decline in appraisal values and the acceleration of the timing of charge-offs for certain impaired loans," said Mr. Gilkey. Management believes the allowance is adequate given its current analysis of the loan portfolio and the relative mix and risk of loan products. Sterling will continue to evaluate the level of allowance relative to credit conditions in each of its markets.

Capital Purchase Program

On December 5, 2008, Sterling Financial completed the sale of 303,000 shares of senior preferred stock and issued a warrant to purchase 6,437,677 shares of Sterling's common stock to the U.S. Department of the Treasury through the Treasury's Capital Purchase Program, raising proceeds of $303 million. The capital increases Sterling's total assets and shareholders' equity. This capital does not materially affect the calculations of book value per common share or tangible book value per common share.

The purpose of the U.S. Treasury's Capital Purchase Program is to stabilize and restore confidence in, as well as prevent further stress to, the U.S. financial markets by making capital available to strong, well-capitalized financial institutions like Sterling. Sterling intends to use the capital to fund additional lending through its two subsidiary banks, which are expected to support economic activity and development of the communities that Sterling serves. Of the $303 million in proceeds, Sterling retained $70 million, allocating $208 million to Sterling Savings Bank and $25 million to Golf Savings Bank. The additional capital should enable Sterling Savings Bank to continue supporting the lending and financial services needs of small- to mid-sized businesses as well as consumers throughout the Pacific Northwest. These proceeds are expected also to enable Golf Savings Bank to continue making conforming, low-interest mortgages available to home buyers, including many first-time and low- to moderate-income buyers. "As a leading regional bank in the western region, Sterling has an important role to play in sustaining and supporting businesses and consumers through a difficult economic cycle. As a community bank, service to local communities is the heart of our corporate culture and backbone of our competitive advantage," said Mr. Gilkey.

Initially, the $303 million in proceeds were invested in mortgage-backed securities guaranteed by the U.S. government and investment-grade municipal bonds within Sterling's region. Sterling anticipates that demand for this capital by qualified borrowers will increase as the economy begins to recover.

Goodwill Analysis

During the quarter, Sterling completed its analysis of the value of goodwill as of December 31, 2008, and concluded that $223.8 million of Sterling's goodwill of $451.3 million was impaired. This non-cash charge does not affect Sterling’s liquidity, operations or regulatory capital ratios. This impairment resulted from a protracted decline in Sterling's stock price and market capitalization. It also reflects the expectation for reduced near-term profitability because of higher credit costs and incorporates anticipation of lower net income available to common shareholders after the payment of dividends on Sterling's preferred stock. The adjustment more closely aligns Sterling's book value per common share with its tangible book value per common share, which is net of goodwill and other intangibles.

Balance Sheet and Capital Management

At December 31, 2008, Sterling's total assets were $12.79 billion, compared with total assets of $12.62 billion at September 30, 2008, and $12.15 billion at December 31, 2007. The total value of Sterling's cash, cash equivalents and high-grade investment securities was $2.96 billion at December 31, 2008, up from $2.41 billion at September 30, 2008, and $2.18 billion at December 31, 2007. As of December 31, 2008, Sterling had additional borrowing capacity of over $3.23 billion through the Federal Home Loan Bank of Seattle, reverse repurchase agreements, primary-credit and term-auction facilities from the Federal Reserve, and correspondent relationships. "Sterling's liquidity position remained strong. It improved relative to the third quarter of 2008," Mr. Gilkey stated.

At December 31, 2008, Sterling's tangible book value per share was $11.41, down from $13.45 at the end of the third quarter of 2008, and down from $13.61 at the end of the fourth quarter of 2007. Both the year-over-year and linked-quarter decreases in tangible book value primarily reflect the net loss resulting from higher provisions for credit losses.

Sterling's ratio of tangible shareholders' equity to tangible assets was 7.07% at the end of the fourth quarter of 2008, compared with 5.77% at the end of the third quarter of 2008, and 6.01% at the end of the fourth quarter of 2007. Risk-based capital ratios continue to exceed the "well-capitalized" requirements. At December 31, 2008, Sterling's Tier I and total risk-based capital ratios were 11.7% and 13.0%, respectively, and above the regulatory minimum "well-capitalized" requirements of 6.0% and 10.0%, respectively.

Management Promotions — Sterling Savings Bank

At the beginning of 2009, Sterling reported several management promotions at Sterling Savings Bank. Heidi B. Stanley, chief executive officer at Sterling Savings Bank, was appointed to the role of chairman of the board of directors for Sterling Savings Bank. Additionally, J. Gregory Seibly was promoted to president from executive vice president and chief production officer of Sterling Savings Bank. Ezra A. Eckhardt, an executive vice president, was promoted to chief operating officer from chief administrative officer of Sterling Savings Bank.

Goodwill Litigation

Through mediation, Sterling settled on the amount of damages owed to Sterling and fully resolved its goodwill lawsuit against the U.S. government for its breach of contract related to past acquisitions of failed savings institutions. Sterling Financial Corporation was paid $1.8 million. Sterling is satisfied that it prevailed in the litigation, which now is fully concluded.

Fourth-Quarter 2008 Earnings Conference Call

Sterling will host a conference call for investors the morning of January 28, 2009, at 8:00 a.m. PST to discuss the company's financial results. To participate in the conference call, domestic callers should dial 517-308-9194 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password "STERLING" to enter the call. A live audio webcast of Sterling's 2008 fourth-quarter and full-year earnings conference call also is being made available online at the company's website, www.sterlingfinancialcorporation-spokane.com. To access this audio presentation call, click on the audio webcast icon. An archive of the audio webcast will be offered on the company's website through Friday, March 13, 2009.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of December 31, 2008, Sterling Financial Corporation had assets of $12.79 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling's website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This report contains forward-looking statements, which are not historical facts and pertain to Sterling's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words "expects," "'anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

CONTACT:
Investor:
Sterling Financial Corporation
Daniel G. Byrne, EVP/Chief Financial Officer, 509-458-3711
or
Deborah L. Wardwell, VP/Investor Relations Director, 509-354-8165
or
Media:
Sterling Savings Bank
Jennifer Lutz, PR Administrator, 509-368-2032